Exhibit 1

SCHEDULE I

Transactions in Securities of the Issuer During the Past Sixty Days

The Spruce House Partnership LLC

Transaction Date	Amount of Securities	Price ($)	Transaction Type
8/18/2026	50,000	$90.32	Open Market Sale
8/19/2026	150,000	$90.13	Open Market Sale